                                                                    Exhibit 4.16
                                 TUNES.COM INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN

1.       PURPOSE.

         The purpose of this Plan is to provide Employees of the Company and its Affiliates with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock of the Company and thereby provide such Employees with an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan shall be construed, accordingly, so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.       DEFINITIONS.

          "Administrator" means the Board of Directors of the Company and/or a Committee appointed by the Board.

         "Affiliate" shall mean a parent or subsidiary corporation as defined in the applicable provisions (currently Section 424(e) and (f), respectively) of the Code.

         "Applicable Laws" means the provisions and requirements relating to the administration of stock purchase plans under the laws of any state to which the Plan is subject, federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Shares are issued under the Plan.

         "Board" shall mean the Board of Directors of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Committee" shall mean the Committee appointed by the Board to administer the Plan.

          "Common Stock" shall mean the common stock of the Company, $0.01 par value per share.

         "Company" shall mean Tunes.com Inc., a Delaware corporation.

         "Employee" shall mean any individual who is an employee of the Company, or of any Affiliate designated by the Administrator as eligible to participate in the Plan, for purposes of tax withholding under the Code whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Affiliate. Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated on the ninety first (91) day of such leave.

         "Five-Percent Stockholder" shall mean an Employee who owns (or is deemed to own pursuant to Section 424(d) of the Code, or would own upon the exercise of any option extended hereunder or any other option, whether qualified or nonqualified, held by such employee) shares of capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (or Affiliate).

          "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market or SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

                (iii) in the absence of an established market for the Common
                      Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

         "Offering Date" shall mean initially October 1, 1999 and thereafter the first business day of each subsequent sixth month beginning January 1, 2000. For example, the Offering Dates for the year 2000 shall be January 1, 2000 and July 1, 2000.

         "Participant" shall mean an Employee who is a participant in the Plan.

         "Pay" shall mean an Employee's total compensation paid by the Company (or by an Affiliate), exclusive of any payment in cash or kind under any stock option plan, deferred compensation plan, or other employee benefit plan or program of the Company (or Affiliate).

         "Plan" shall mean this Tunes.com Inc. 1999 Employee Stock Purchase
         Plan.

         "Plan Year" shall mean a calendar year.

         "Purchase Date" initially shall mean December 31, 1999 and thereafter shall mean the last business day of the sixth month following each Offering Date. For example the initial Purchase Dates for the year 2000 will be June 30, 2000 and December 31, 2000.

         "Purchase Period" initially shall mean the three-month period between October 1, 1999 and December 31, 1999 and thereafter shall mean a six-month period that commences on the Offering Date and ends on the Purchase Date.

          "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.

          "Stockholder" shall mean a stockholder of record of the Company's capital stock.

         "Subsidiary" shall mean a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, whether now or hereafter existing.

3.       ADMINISTRATION.

         The Board shall appoint an Administrator who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Administrator will have the authority and responsibility for the day-to-day administration of the Plan, the authorities and responsibilities specifically provided in this Plan and any additional duties, responsibilities and authorities delegated by the Board.

         The Administrator may delegate the day-to-day duties and responsibilities of the administration of the Plan to one or more individuals. The Administrator shall have full power and authority to: (i) promulgate any rules and regulations which it deems necessary for the proper administration of the Plan; (ii) interpret the provisions of the Plan; (iii) supervise the administration of the Plan; (iv) make factual determinations relevant to Plan entitlements; and (v) take any action in connection with administration of the Plan as the Administrator deems necessary and advisable and which is consistent with the Board's delegation of authority to the Administrator, PROVIDED HOWEVER, at all times the Plan shall be administered in accordance with Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934 as amended and Section 423 of the Code.

           The administration, interpretation or application of the Plan by the Administrator shall be final and binding upon all Participants. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

4.       ELIGIBILITY.

         Any Employee employed by either the Company (or by any Affiliate) and designated by the Administrator as eligible to participate in the Plan on any Offering Date, shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, PROVIDED, such Employee has been employed by the Company (or by any Affiliate) for a period of at least 90 days. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan if such Employee: (i) is a Five Percent Stockholder; or (ii) receives Pay paid by the Company (or by an Affiliate) equal to more than [$125,000] for any calendar year and who is a "highly compensated employee" within the meaning of Section 414(q) of the Code.

5.       PARTICIPATION AND WITHDRAWAL.

          (a) PAYROLL DEDUCTION AUTHORIZATION AND PLAN ENROLLMENT. An eligible Employee may become a Participant by completing and filing, on or prior to a date prescribed by the Administrator immediately prior to each Offering Date, a payroll deduction authorization and Plan enrollment form provided by the Company. Once such forms are properly filed, an eligible Employee's election to participate shall be automatically renewed for each subsequent Offering Period, subject to any termination or withdrawal as provided in
               SECTION 5(c). Payroll deductions for a Participant shall commence on the first payroll date in the Purchase Period following the date the Participant filed his or her payroll deduction authorization and Plan enrollment form with the Company, and shall end on the last payroll date in the Purchase Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in SECTION 5(c).

               An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Pay, PROVIDED HOWEVER; (i) such Employee's deduction shall not exceed fifteen percent (15%) of Pay received by such Employee on each payday during the Purchase Period, and the aggregate of such payroll deductions during the Purchase Period shall not exceed fifteen percent (15%) of the Employee's Pay during the Purchase Period; and (ii) such Employee's participation in the Plan during each Purchase Period does not violate the Option to Purchase limitations set forth in SECTION 6(d). All payroll deductions made for a Participant shall be credited to his account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

          (b) MODIFICATION OF PAYROLL DEDUCTION. A Participant may decrease his or her rate of payroll deductions at any time in accordance with procedures prescribed by the Administrator. A Participant may increase his or her rate of payroll deductions at any time by filing a new payroll deduction authorization and Plan enrollment form, PROVIDED HOWEVER, such increase shall not become effective until the first payroll date following the next Offering Date.

          (c) DISCONTINUANCE OF PARTICIPATION. A Participant may discontinue participation in the Plan at any time during a Purchase Period by filing a new payroll deduction authorization and Plan enrollment form with the Company. If a Participant discontinues participation in the Plan during a Purchase Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares on the following Purchase Date as specified in
               SECTION 7, and the Participant will not
               be able to participate in the Plan again until he or she re-enrolls in the Plan by filing a new payroll deduction authorization and Plan enrollment form with the Company.

               If a Participant discontinues participation in the Plan thirty
               (30) days prior to the termination of the Purchase Period, he or she may request a cash distribution of monies accumulated but not yet distributed by following procedures which shall be specified by the Administrator. The Administrator may: (i) establish rules limiting the frequency with which Participants may discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance; and (ii) change the rules regarding discontinuance of participation or changes in participation in the Plan.

               In the event any Participant terminates employment with the Company for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all accumulated payroll deductions credited to the Participant's account shall be paid to the Participant (or the Participant's estate) without interest (except where required by the applicable state law).

         (d) FAILURE TO FOLLOW PROCEDURES. If a Participant has not followed procedures prescribed by the Administrator to change the rate of payroll deductions or to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate then in effect).

          (e) TAX WITHHOLDING. At the time the option is exercised, or at the time the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the Participant's Pay the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

6.       OFFERING.

          (a)  MAXIMUM NUMBER OF SHARES. The maximum number of
               Shares that may be sold under the Plan is 250,000 (after giving effect to the 1.25:1 split effective upon the effective date of the Company's registration statement on Form S-1, subject to adjustment upon changes in capitalization of the Company as provided in SECTION 9. Shares sold under the Plan may be either authorized and ---------- unissued Shares or issued Shares heretofore or hereafter acquired and held as treasury Shares, as the Administrator may from time to time determine. If on a given Purchase Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

         (b) PURCHASE PERIODS. The Plan will operate with successive bi-annual Purchase Periods after the initial Purchase Period with a new Purchase Period commencing on the first business days of January and July of each year, or on such other date as the Administrator shall determine, and continuing thereafter until terminated in accordance with SECTIONS 12 or 13 hereof. The Administrator shall have the power to change the duration of the Purchase Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected.

          (c) OPTION TO PURCHASE. With respect to each Purchase Period, each eligible Employee who has elected to participate in the Plan as provided in SECTION 5(a) shall be granted an option to purchase the number of shares of Common Stock which may be purchased with the payroll deductions accumulated in an account maintained on behalf of such Employee during each Purchase Period at the purchase price specified in subparagraph (d) below, subject to the limitation contained in this subparagraph (c). Each Participant's total annual purchase of Common Stock under the Plan and any other employee stock purchase plan of the Company described in Section 423 of the Code, will be limited to the lesser of: (i) fifteen percent (15%) of the Participant's annual Pay, (ii) $25,000, or (iii) 1,000 shares of Common Stock.

          (d) OPTION PRICE. The option price under each option shall be the lower of: (i) a percentage (not less than eighty-five percent (85%)) established by the Administrator ("Designated Percentage") of the Fair Market Value of the Common Stock on the Offering Date on which an option is granted (as defined under Section 423 of the Code); or (ii) the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date. The Administrator may change the Designated Percentage with respect to any future Purchase Period, but not below eighty-five percent (85%), and the Administrator may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

7.       PURCHASE OF STOCK.

         Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of full shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in SECTION 6(d), subject to SECTION 6(c). In each Purchase Period, any payroll deductions that are insufficient to purchase a full share of Common Stock under the Plan shall be carried over to the next Purchase Period.

8.       PAYMENT AND DELIVERY.

         Upon the exercise of an option on each Purchase Date, the Company (or Affiliate) shall deliver to the Participant a record of the Common Stock purchased, except as specified below. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Administrator prior to the Purchase Date, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by the Applicable Laws.

         The Administrator may permit or require that shares are deposited directly with a broker designated by the Administrator (or a broker selected by the Administrator) or to a designated agent of the Company, and the Administrator may utilize electronic or automated methods of share transfer. The Administrator may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Administrator also may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Company.

           The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other stockholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in SECTION 7 and this SECTION 8.

9.       RECAPITALIZATION.

          (a) If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of SECTION 6(c) and the maximum number of shares specified in SECTION 6(a) shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Administrator, and the Administrator shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

         (b) The Administrator, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in SECTION 6(a), as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Company effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

         (c) The Administrator's determinations under this SECTION 9 shall be conclusive and binding on all parties.

10.      MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

         (a) In the event of the proposed liquidation or dissolution of the Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Administrator in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

          (b) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Administrator: (i) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation; (ii) a date established by the Administrator on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding options shall be deemed exercisable on such date; or (iii) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants, without interest.

11.      TRANSFERABILITY.

         Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way other than by will or the laws of descent and distribution or by a "qualified domestic relations order" under the Code, and any other attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to
SECTION 5(c). Any option granted to a Participant under the Plan may be exercised only by the Participant during his or her lifetime.

12.      TERM OF PLAN.

         The Plan shall continue for [A TEN YEAR] term measured from its Effective Date, unless previously terminated in accordance with SECTION 13.

13. AMENDMENT OR TERMINATION OF THE PLAN.

         The Administrator may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan or revise or amend it in any respect whatsoever. No such termination shall affect options previously granted and exercised, nor shall any amendment make any change in any option theretofore granted which would adversely affect the rights of any Participant. No revision or amendment shall be made without prior approval of the stockholders if such amendment would:

         (a) materially increase the number of shares subject to the Plan, other than an adjustment under SECTION 9 of the Plan;

         (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

         (c) reduce the purchase price specified in SECTION 6(d), except as specified in SECTION 9; or

         (d) extend the term of the Plan beyond the date specified in SECTION
             12.

14.      USE OF FUNDS.

         All payroll deductions received or held by the Company (or Affiliate) under the Plan may be used by the Company (or by the Affiliate) for any corporate purpose, and may be commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Administrator.

15.      LOCAL LAW.

         The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

16.      SECURITIES LAWS COMPLIANCE.

         The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) the Common Stock which is the subject of such issuance is duly and properly registered under the Securities Act of 1933 as amended, or the issuance of such Common Stock is exempt from registration under both federal law and the applicable state securities laws; (ii) all applicable listing requirements of the stock market or exchange upon which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state and federal law have been satisfied.

         As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such shares if such a representation is required by Applicable Law.

17.      NOTICES.

         All notices or other communications by a Participant to the Company (or Affiliate) under or in connection with the Plan shall be deemed to have been given when received by the Administrator or when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

18.      NO ENLARGEMENT OF EMPLOYEE RIGHTS.

         Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company (or of the Affiliate) or to interfere with the right of the Company (or Affiliate) to discharge any Employee at any time.

19.      REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

         (a) This Plan and the rights granted hereunder shall be construed and determined in accordance with the laws of the State of Illinois.

         (b) This Plan and the Company's obligation to sell and deliver Shares under the Plan shall be subject to all Applicable Laws, and the obtaining of such approvals by governmental agencies required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

20.      NOTICE OF DISQUALIFYING DISPOSITION.

         The Administrator may require, as a condition of participation in the Plan, that a Participant agree to promptly notify the Company of any disposition of Shares (including the number of such Shares) acquired pursuant to an option granted under the Plan within two years of the grant date of the applicable option or within one year of the transfer of the Shares to him or her (a "Disqualifying Disposition").

21.      EFFECTIVE DATE; STOCKHOLDER APPROVAL.

         This Plan shall become effective upon October 1, 1999 subject to approval by the stockholders of the Company within twelve (12) months of such approval and adoption and provided that prior to such date the Company is subject to the periodic reporting requirements under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, ("Effective Date"). Such stockholder approval shall be obtained in the degree and manner required under the Third Restated Certificate of Incorporation of Tunes.com Inc. and Applicable Law. All Shares issued under the Plan shall become void in the event such approval is not obtained. No options shall be granted under the Plan prior to the Effective Date.